Sustainable Engineering Worldwide

SGURRENERGY, LTD

TASK ORDER

Date:	**Monday, May 02, 2011**	**Project Name:**	**QSPC Advisory Services**
Client:	**Quantum Solar Power Corporation**	**Task Order:**	**QSPC 002**
Attn:	**Daryl Ehrmantraut**	**Document No:**	**11/6001/002/VAN/O/TO/002 B3**

This Task Order Agreement is made effective as of the above date between SgurrEnergy Ltd. (the "Consultant") and Quantum Solar Power Corporation (the "Client") pursuant to the following provisions and in accordance with the SgurrEnergy Terms & Conditions attached hereto, or to prior Task Orders entered by the parties ("Terms & Conditions"). This Task Order, the Terms & Conditions, and documents referenced in this Task Order shall constitute the entire agreement of the parties with respect to the subject matter of this Task Order.

SCOPE of SERVICES:

SgurrEnergy will provide business advisory efforts to the Client in its need to structure the company as it prepares to launch its technology.

The task is specific: Network within the industry to create/find capable Board of Directors, to create/find capable CEO's and potential investor/manufacturing entities to engage with the Client. The efforts to complete this will be varied and in flux as opportunities arise within the process.

The specific work scope covered by this task includes:

a. Conduct a search via SgurrEnergy's and its senior staff's network for board members and CEO. SgurrEnergy assumes for this task order; a minimum of four members.

b. Various materials will come about during this task, such as: board criteria, memos, company description, market overview documents as needed.

c. Phone, correspondence, meetings, conference attendance.

d. Meetings as required with the Client.

DELIVERABLES under this work include:

- Four capable, willing and passionate board members.
- CEO candidates and Additional Board members pool.
- Meetings with Quantum Solar and potential manufacturing/licensee partners.
- Bi monthly – project and budget status/updates.
- Various related activities as directed by the Client.

SCHEDULE:

- Begin network activity once down payment and signed task order is received.
- Effort to be focused during April – September 2011, with expected ongoing needs to 2012.

CHARGES:

The task order has a term of 6 months and can be extended as necessary upon agreement by both parties. A down payment of $20,000 CAD is due immediately upon signing of this task order and by providing a minimum retainer of $20,000 CAD per month for each month this task order is in effect. The task order may be cancelled at any time by the Client by providing notice and by paying for any work completed up to the date of the cancellation notice.

If hours based on SgurrEnergy table of rates (see attached) and expenses exceed $20,000 CAD in any one month SgurrEnergy shall invoice the total billable time and expenses minus the retainer fee.

Expenses shall be passed through to the client +7.5%.Invoices will be submitted monthly. Payments are due within 28 days from the date of each invoice.

The commission will be carried out under SgurrEnergy Conditions of Contract for Engineering Consulting Services 9003/000/TC/03/001.

Client's Representative:
Daryl Ehrmantraut
President

Quantum Solar Power Corporation
3900 Paseo del Sol
Santa Fe
NM 87507 USA

Cell +1 778 668 1492
E-Mail: dje@quantumsp.com

SgurrEnergy's Representative:
Gareth Brown
Senior Renewable Energy Consultant

SgurrEnergy Ltd.
1682 West 75th Avenue
Vancouver BC
V6P 6G2 Canada

Office +1 604 267 1717
Cell +1 778 838 2080
E-mail gareth.brown@sgurrenergy.com

Authorized by Client: [signature]

Name: Daryl Ehrmantraut Date: May 2, 2011

Title: President

Duly Authorized

Authorized by Consultant: [signature]

Name: Gareth Brown Date: May 2, 2011

Title: Senior Renewable Energy Consultant

Duly Authorized

Sustainable Engineering Worldwide

SgurrEnergy, Ltd.
1682 West 75th Avenue
Vancouver
BC V6P 6G2
Canada

SgurrEnergy Hourly Rate

Title	Hourly Rate
Director	CAD 214.50
Associate Director	CAD 164.59
Principal Engineer	CAD 149.33
Senior Engineer	CAD 124.99
Engineer	CAD 115.09
Graduate Engineer	CAD 102.30
Senior Draughtsman	CAD 102.30
Draughtsman/Technical Clerk	CAD 84.56

Notes

1- Rates valid until 31 December 2011

1 DEFINITIONS AND INTERPRETATIONS

The definitions and interpretations defined below shall apply to any contract between SgurrEnergy and the Customer.

Conditions means these terms and conditions of contract for engineering consulting services.

Consultant means SgurrEnergy Limited with registered number SC245814 and having its registered office at 225 Bath Street, Glasgow G2 4GZ.

Contract means the agreement between the Customer and the Consultant made for the undertaking of the Work including the Conditions, Financial Terms, Specification and the drawings (if any) annexed thereto and such schedules as are referred to therein.

Contract Completion means the date of handover of the final Design.

Contract Price means the sums stated in the Financial Terms as the amounts payable to the Consultant in respect of the Work undertaken.

Customer means the person to whom the Tender is addressed or as otherwise identified in the Tender but not any assignee of the Customer.

Customer Background IP means all IPR owned by the Customer which exist at the Commencement Date.

Design means all original design, reports, plans, drawings, specifications, computer software programs, manuals and all other activities and documents undertaken and produced under this Contract.

Financial Terms means the financial terms specified and identified as such in the Tender

Force Majeure means an event beyond the control of the Customer and the Consultant, which makes it impossible or illegal for a party to perform, including but not limited to:

(a) Act of God.

(b) War, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilisation, requisition or embargo.

(c) Rebellion, revolution, insurrection, or military or usurped power, or civil war.

(d) Contamination by radioactivity from any nuclear fuel, or form of any nuclear waste from combustion of nuclear fuel, radioactive toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly.

(e) Riot, commotion or disorder, unless solely restricted to employees of the Consultant or his Sub-Consultant.

IPR means all patents, trademarks, registered designs (and any applications for any of the foregoing), copyright (including rights in software), semi-conductor topography rights, database right, unregistered design right, rights in and to trade names, business names, domain names, product names and logos, databases, inventions, discoveries, know-how and any other intellectual or industrial property rights in each and every part of the world together with all applications, renewals, revisals and extensions;

Specification means the specification of the Work as included in the Tender and advised in any purchase order or amendment thereto, referring to this Contract, as issued by the Customer and accepted in writing by the Consultant.

Sub-Consultant means any person, appointed as such by the Consultant, to whom any part of the Contract has been sub-contracted.

Tender means the Consultant's offer for the Work.

Variation means any alteration of the Work whether by way of addition, deletion, modification or omission.

VAT means Value Added Tax pursuant to the United Kingdom Value Added Tax Act 1994 or such other tax supplementing or replacing the same.

Work means work to be undertaken by the Consultant under the Contract, as detailed in the Specification

2 CONSULTANT'S OBLIGATIONS

2.1 The Consultant shall use its reasonable endeavors to carry out the Work so as to ensure that the requirements detailed in the Specification are satisfied. The Consultant's designs shall comply with all relevant Standards and Codes of Practice current at the time of Tender. Except as expressly stated in these Conditions all warranties and conditions whether express or implied by statute, common law or otherwise (including but not limited to satisfactory quality, title and fitness for purpose) are hereby excluded to the fullest extent permitted by law.

2.2 The staff provided by the Consultant may be required to make visits to the Customer's offices or visit other consultants. Such staff will comply with all reasonable staff rules and regulations that are brought to the attention of the Consultant and that apply within the sites of the Customer. Copies of such rules and regulations shall be provided in advance to the Consultant.

2.3 The Consultant shall provide the service with the care, skill and diligence as may be reasonably expected of a similar engineering consultant providing a similar scope of engineering services.

2.4 The Consultant shall keep the Customer reasonably informed on all material matters relating to the Contract affecting the Customer's interest and shall prepare and submit at such intervals as are specified and agreed in the Contract, reports on the progress of the Work and other work in offices, or in other places where such work is being or will be carried out, co-ordinated or managed.

3 CUSTOMER'S OBLIGATIONS

3.1 The Customer shall provide all relevant information in his possession as may, in the reasonable opinion of the Consultant, be necessary or desirable for the proper performance of the Contract.

3.2 The Customer shall be responsible for the fair and reasonable extra cost (if any) occasioned by inadequate or inaccurate information furnished by the Customer to the Consultant, or by subsequent changes made by or on behalf of the Customer to such information.

3.3 Where the Work is undertaken at the Customer's site or offices, or the Customer's sub-consultants/contractors, the Customer shall provide free-of-charge to the Consultant all necessary gas, water, telephone and electricity supplies together with suitable working facilities for the Consultant's staff and suitable storage space for the Consultant's equipment required to provide the Work.

3.4 The Customer shall afford the Consultant reasonable and unlimited access, during working hours, to such premises where the Work is undertaken.

3.5 The Customer shall reimburse the Consultant for all additional costs arising from changes in applicable laws and regulations (including all relevant standards and codes of practice), subsequent to the Tender and applicable to the Work.

3.6 The Customer shall, throughout the life of the Contract, notify the Consultant of any special health and safety hazards which may be involved, or introduced on any site, and which may affect the Consultant or the provision of the Work. The Customer will indemnify the Consultant in respect of any claim for loss, damage or injury of any person or property occasioned by the wrongful act, neglect or default of the Customer.

4 LIMIT OF LIABILITY

4.1 Neither party excludes or limits liability to the other party for death or personal injury caused by any negligent act or omission, willful misconduct or breach of duty of such party.

4.2 The Consultant shall, in no circumstances, be liable to the Customer in contract, delict, tort, negligence or otherwise (including by way of indemnity) in respect of any of the following losses or damage (whether such losses or damage were foreseen, foreseeable, known or otherwise):

(a) any indirect, incidental, special or consequential loss or damage;

(b) loss of actual or anticipated profits;

(c) loss of goodwill;

(d) loss of use;

(e) loss of production;

(f) loss of business;

(g) loss of revenue or of the use of money;

(h) loss of contracts;

(i) loss of anticipated savings; and

(j) loss which could have been avoided by the Customer through reasonable conduct or by the Customer taking reasonable precautions.

4.3 The liability of the Consultant in respect of a breach of Clauses 2.1 and 2.3 shall be limited solely to the redesign at the Consultant's expense of any part of the Consultant's Work so in breach. Provided that the obligation to perform again such part of the Work in accordance with this Clause shall not apply:

(a) Six months after the date of Completion of the Work.

(b) To any part of the Consultant's design where rework under this Contract has already taken place.

4.4 In respect of any damage to property, plant or equipment of the Customer or of Third Parties, occurring during the currency of this Contract and which, but for this Contract would not have arisen, the Customer shall freely, relieve and indemnify the Consultant from all actions, costs, claims, demands and expenses directed or awarded against, or incurred by, the Consultant in respect of the excess of the amount so claimed or awarded over the Consultant's limit of liability as specified in clause 4.6 and payment by the Consultant to the Customer of the amount specified in that clause due shall fully discharge the Consultant from any liability to the Customer in respect of any and all damage arising out of this Contract.

4.5 The Consultant shall not be liable to the Customer for any delay due to lack of instructions by the Customer or his agent and in such circumstances the Customer shall extend the Completion Date of the Work by a reasonable period, not being less than the period of said delay.

4.6 The limit of liability of the Consultant under this Contract shall be the Contract Price.

5 PRICE AND PAYMENT TERMS

5.1 The charges for Work carried out under this Contract will be determined in accordance with the Financial Terms included within the Tender and shall be paid by the Customer within the duration specified within the Financial Terms.

5.2 If any payment due to the Consultant under Clause 5.1 is delayed beyond the duration specified within the Financial Terms included within the Tender the Consultant shall be entitled to receive interest on the amount unpaid during the period of delay. The interest shall be at the rate of five percent per annum above the base rate of The Royal Bank of Scotland plc then in force. The Consultant shall be entitled to interest without formal notice and without prejudice to any other right or remedy. Such interest shall accrue on a daily basis and be compounded quarterly

5.3 The sums expressed to be payable to the Consultant under this Contract are exclusive of VAT and the Customer shall pay, if applicable to the Consultant VAT at the rate at the time being properly chargeable in addition in respect of the Work undertaken by the Consultant under this Contract.

5.4 The Customer acknowledges that Consultant has made no allowance in its pricing for taxes, duties, levies or assessments (including withholding taxes) imposed by any governmental or other taxing authority of any country out with the United Kingdom. If any such taxes are imposed, the Customer shall either reimburse Consultant for the same at its actual cost, or, in the alternative, Consultant shall gross up its invoices so that the net result is that Consultant's earnings are the same as they would have been had such taxes not been imposed.

6 VARIATIONS

6.1 The Customer may at any time during the execution of the Contract require the Consultant to undertake any reasonable Variation of the Work. If, due to changes in working practices, it is necessary or if it is reasonable to do so, the Consultant may make any reasonable Variation of the Work. Should any Variation involve an increase or decrease in the cost to the Consultant of providing the Work, an additional or decreased charge shall be applied to the Contract Price.

6.2 All Variations must be agreed between the parties in writing.

6.3 The charges for Work carried out as a Variation, whether a reduction or addition to the Contract price, shall be determined in accordance with the Financial Terms (or where not so determinable, shall be as mutually agreed to be reasonable), such agreement not to be unreasonably withheld or delayed.

7 INTELLECTUAL PROPERTY

7.1 The Customer Background IP is and shall remain the exclusive property of the Customer.

7.2 The Customer hereby grants to the Consultant at no cost to the Consultant whatsoever, a non-exclusive, royalty free license to use, exploit and otherwise deal with the Customer Background IP as the Consultant may reasonably require in order to perform the Work. The Customer undertakes to indemnify the Consultant from all costs, actions, or liabilities whatsoever that may arise from the Consultant's use of the Customer Background IP in the performance of the Work.

7.3 For the avoidance of doubt all IP relating to any Design provided or developed by the Consultant during the course of and for the purpose of the Contract ("Work IP") shall belong to and upon its creation vest in the Consultant.

7.4 Subject to the Customer paying all sums due, the Consultant agrees to grant to the Customer a non-exclusive, non-transferable licence to use, exploit or otherwise deal with the Work IP, for its own business use and purpose and for no other purpose whatsoever.

7.5 Each party will notify the other immediately if it or its employees become aware that a third party is infringing any IP of either party or if any claim, demand or action is threatened or commenced against the Customer or the Consultant in relation to any alleged infringement of a third party's IPR. Both parties will give the other all such reasonable assistance in relation to any possible infringement action.

8 CONFIDENTIAL DETAILS

8.1 The Customer and the Consultant shall treat the details of the Contract and any information (whether in written or visual format) made available in relation to, or as a consequence of, the Contract, as private and confidential and neither of them shall publish or disclose the same or any particulars thereof (save insofar as may be necessary for the purposes of the Contract), without the previous written consent of the other. Information in visual or oral form will require to be confirmed in writing as being private and confidential within 7 days of being made available.

8.2 The provisions in Clause 8.1 shall not apply to information which:

(a) Is disclosed by the recipient party to persons professionally engaged by such party or to employees of such party, in each case to the extent required for the proper execution of their work.

(b) Is lawfully received by the recipient party from a third party free of any obligation of confidence at the time of its disclosure.

(c) Is already in the possession of the recipient prior to such disclosure as evidenced by the recipient's prior written records.

(d) Is disclosed to any government department or any governmental or regulatory agency, but only to the extent that disclosure thereto is compellable by law.

(e) Is required to be disclosed by any judicial, arbitration or determinative process.

(f) The extent that the relevant information has fallen into to public domain otherwise than by breach of the Contract by the disclosing party.

(g) The extent that the relevant information has been independently discovered or developed by the disclosing party (the onus being on the party to produce written evidence of such independent discovery or development).

(h) The burden of proving that any of the foregoing exceptions applies shall be on the recipient party.

8.3 Provided that, to the extent reasonably practicable, such disclosure pursuant to clause 8.2 shall be covered by confidentiality protection no less onerous than the provisions contained in this Clause 8.1 and the disclosing party shall make reasonable efforts to minimise the extent of such disclosure.

8.4 The obligations under this clause 8 shall survive the Variation, expiry of termination of the Contract.

9 DATA PROTECTION

9.1 The Consultant acknowledges that any and all personal data processed by the Consultant in terms of these Conditions belongs to the Customer and that the Consultant has no right in or to the personal data other than as permitted by these Conditions.

9.2 Both parties agree to comply with the provisions of the Data Protection Act 1998 in respect of personal data processed.

10 TERMINATION

10.1 Subject to the terms of Clause 14 if either party to this Contract is in breach of it's obligations, then the other party may serve written notice on the party terminating the Contract with immediate effect if any of the following has occurred and is continuing:

(a) either party commits a breach of this Contract that is either incapable of remedy or is capable of remedy and not remedied within fourteen (14) days of being requested to do so by the other party; or

(b) either party ceases to carry on its activities, becomes unable to pay its debts when they fall due, becomes or is deemed insolvent, has a receiver, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt, an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction) or enters into liquidation whether compulsorily or voluntarily or shall suffer any analogous event under any jurisdiction which it is subject to.

11 CONSEQUENCES OF TERMINATION

11.1 On termination or expiry of the Contract:

(a) each party shall immediately return to the other all property and materials containing confidential information belonging to the other; and

(b) all amounts due and that remain outstanding from the Customer under the Contract shall be paid immediately by the Customer.

11.2 Termination of the Contract, howsoever arising, shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision of the Contract, which is expressly or by implication intended to come into force or continue in force on or after that termination.

12 SUB-CONTRACTING

12.1 The Consultant shall be entitled to employ Sub-Consultants to carry out work associated with the Work.

13 FORCE MAJEURE

13.1 If either party is prevented or delayed in the performance of any of his obligations under this Contract by Force Majeure the prevented party shall be excused provided that the prevented party, as soon as is reasonably practicable, gives notice to the other party of such occurrence and that the prevented party uses all reasonable endeavours to prevent, avoid, overcome or minimise the effects of such occurrences.

13.2 If any Force Majeure event is relied on for longer than fourteen (14) days by the Consultant in excusing or delaying performance by it of any obligation in the Contract, either party shall at his option be entitled to terminate the Contract forthwith on written notice to the other party and the Customer shall make reasonable payment to the Consultant for all costs that have been incurred or committed by the Consultant prior to the date that the Force Majeure event did arise.

13.3 In the event that the Customer relies on any Force Majeure event in accordance with Clause 15.1, the Customer may by mutual agreement suspend any of his obligations in the Contract (other than payment in accordance with prior agreed schedules) by notifying the Consultant in writing. Such suspension may continue until the circumstances of Force Majeure affecting the Customer have ceased, or the Customer otherwise terminates this Contract with the provisions set out in this Contract.

14 NO PARTNERSHIP OR AGENCY

14.1 Nothing in the Contract is intended to, or shall operate to, create a partnership between the parties, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right of power).

15 SEVERABILITY

15.1 If and in so far as any part or provision of these Conditions is or becomes void or unenforceable it shall be deemed not to be or never to have been or formed a part of the Contract and the remaining provisions of the Contract shall continue in full force and effect.

16 WAIVER

16.1 The failure of either party to exercise or enforce any right conferred on that party by the Contract shall not be deemed to be a waiver of any such right or operate to bar the exercise or enforcement thereof at any time or times thereafter.

17 THIRD PARTY RIGHTS

17.1 Save to the extent expressly set out in the Contract, the Contract is not intended to nor shall it create any rights, entitlement, claims or benefits enforceable by any person that is not a party to it and the rights set out in the Contracts (Rights of Third Parties) Act 1999 shall not apply.

18 ENTIRE AGREEMENT

18.1 The Contract supersedes all prior agreements and arrangements of whatever nature and sets out the entire agreement and understanding between the parties relating to I ts subject matter.

18.2 Unless expressly agreed to in writing by the Company these Conditions:

(a) apply in place of and prevail over any terms or conditions contained in any correspondence, referred to by the Customer or that may be implied by trade, custom or cause of dealing and any purported contrary or inconsistent terms and conditions are hereby excluded; and

(b) are the only terms and conditions upon which the Consultant will provide the Work.

19 APPLICABLE LAW

19.1 The Contract shall be governed by and construed in accordance with Scots law and the parties hereby submit to the exclusive jurisdiction of the Scottish courts.